EXHIBIT 99

                                                                           NEWS

                                                              Immediate Release
                                                                January 6, 1997


                   GOLDEN BEAR GOLF ACQUIRES FOUR GOLF CENTERS
           BRINGS TOTAL COMPANY FACILITIES TO 12; SURPASSES 1996 GOAL

        N. PALM BEACH, FL -- Golden Bear Golf, Inc. (NASD: JACK) announced today the acquisition of four golf practice and instruction facilities, bringing total company facilities to 12.

        "We have exceeded our 1996 goal of ten golf center facilities," said Dick Bellinger, Chief Executive Officer of Golden Bear Golf. "We're extremely pleased with the quality of our 1996 acquisitions and plan to build on our initial success by raising our total number of facilities to 22 in 1997. We continue to believe that this highly fragmented segment of the golf industry presents tremendous opportunities for the Company," added Bellinger.

        The latest acquisitions, all separate transactions which closed in December 1996, are located in Lake Park, Florida; Royal Oak, Michigan; Portland, Oregon; and College Park, Maryland. With respect to the College Park property, Golden Bear Golf, Inc. leased the land and will build a facility. The remaining newly-acquired facilities will undergo the appropriate remodeling before operating under the Golden Bear Golf Center name.

        Golden Bear Golf is a diversified, international brand name golf products and services company engaged in the development, marketing and management of golf-related businesses including the licensing, ownership and operation of golf practice and instruction facilities, the operation of golf instructional schools, the construction and renovation of golf courses, the marketing of golf course design services and the licensing, distribution and sale of golf-related consumer products.

        Media Contact:        Chris Millard
                              Golden Bear Golf, Inc.
                              (561) 626-3900